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                        TOTAL RENAL CARE HOLDINGS, INC.

                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS



    During the period from October 1, 1994 to November 2, 1995 the Company issued approximately 2,190,000 shares of Common Stock and options at prices significantly below the offering price of the Company's initial public offering. Such shares and common stock equivalents have been included in the number of shares outstanding from June 1, 1994 (including the quarter and six months ended June 30, 1995) until November 2, 1995 using the Treasury Stock method using the actual offering price of $15.50 per share.
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

                                                         THREE MONTHS                  SIX MONTHS
                                                         ENDED JUNE 30                ENDED JUNE 30
                                                   --------------------------   -------------------------
                                                       1996          1995          1996          1995
                                                   ------------   -----------   -----------   -----------

Applicable Common Shares
   Average outstanding during the period             25,802,000    13,927,000    24,077,000    13,863,000
   Outstanding stock options                            841,000     1,656,000       825,000     1,605,000
   Reduction in shares in connection with notes
      receivable from employees                         (64,000)      (51,000)      (65,000)      (50,000)
                                                    -----------   -----------   -----------    ----------

Weighted average number of shares outstanding        26,579,000    15,532,000    24,837,000    15,418,000
                                                    ===========   ===========   ===========   ===========

Net income                                          $ 5,726,000   $ 1,898,000    10,002,000     2,899,000
                                                    ===========   ===========   ===========   ===========

Net earnings per share                              $      0.22   $      0.12   $      0.40   $      0.19
                                                    ===========   ===========   ===========   ===========

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